Exhibit 23.1

Consent of Ernst & Young LLP

Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of our report dated January 17, 2003, with respect to the consolidated financial statements of Hudson United Bancorp and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2002:

Form S-8 No. 333-86794, pertaining to the 2002 Stock Option Plan

Form S-8 No. 333-94133, pertaining to the Option Plans of Jeffbanks

Form S-8 No. 333-75571, pertaining to the 1999 Stock Option Plan

Form S-8 No. 333-61491, pertaining to the Option Plan of IBS Financial Corp.

Form S-8 No. 333-61493, pertaining to the Option Plans of Dime Financial Corporation

Form S-8 No. 333-52193, pertaining to the Option Plans for Former Employees of Poughkeepsie Financial Corp.

Form S-8 No. 033-59801, pertaining to the 1995 Stock Option Plan

/s/Ernst & Young LLP

New York, New York

March 13, 2003